EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

Trade Media: Fran Brennen, Sr. Director, Marketing Communications, 516-677-0200 x1222

VEECO COMPLETES SALE OF METROLOGY BUSINESS

TO BRUKER CORPORATION

Plainview, N.Y., October 7, 2010 — Veeco Instruments Inc. (Nasdaq: VECO) today announced that it has completed the sale of its Metrology business to Bruker Corporation (Nasdaq: BRKR), a leading provider of high-performance scientific instruments and solutions for molecular and materials research, for $229.4 million in cash.

The sale transfers Veeco’s worldwide Metrology business to Bruker, including Veeco’s Atomic Force Microscope (AFM) business in Santa Barbara, CA and its Optical Industrial Metrology (OIM) business in Tucson, AZ, as well as Veeco’s associated global AFM/OIM field sales and support organization. Additional terms of the transaction were not disclosed. Citigroup Global Markets Inc. acted as exclusive financial advisor to Veeco in connection with the transaction.

About Veeco

Veeco makes equipment to develop and manufacture LEDs, solar panels, hard disk drives, and other devices. We support our customers through product development, manufacturing, sales and service sites in the U.S., Korea, Taiwan, China, Singapore, Japan, Europe and other locations.  Please visit us at www.veeco.com.

About Bruker

Bruker Corporation (NASDAQ: BRKR), headquartered in Billerica, Massachusetts, is a leading provider of high-performance scientific instruments and solutions for molecular and materials research, as well as for industrial and applied analysis.   For more information: http://www.bruker.com

To the extent that this news release discusses expectations about the proposed sale or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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